FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller, Jr., President and CEO

PHONE: 215-256-8851 ext. 2300

HARLEYSVILLE NATIONAL CORPORATION

DECLARES

2-FOR-1 STOCK SPLIT

HARLEYSVILLE, PA (July 13, 2001) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a 2-for-1 stock split of its Common Stock, effected in the form of a 100% stock dividend, payable August 10, 2001, to shareholders of record July 27, 2001.

Walter E. Daller, Jr., President and CEO of HNC noted, "We are delighted to reward our shareholders with this stock split as we continue to mark milestones in our 90- year history - record second quarter 2001 earnings, increased earnings for 25 consecutive years, increased dividends for 26 consecutive years, and now, as of June 30, 2001, consolidated total assets greater than $2 billion for the first time in our history! We reached the $1 billion threshold just 5 years ago, in 1996.

"None of this would have been possible without the loyalty and dedication of our shareholders, customers and wonderful staff."

Providing real life financial solutions, Harleysville National Corporation has assets in excess of $2 billion and operates 38 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.